Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of tronc, Inc. and its subsidiaries (formerly known as Tribune Publishing Company) of our report dated March 14, 2016, except for Note 18 to the consolidated financial statements, as to which the date is March 8, 2017 relating to the financial statements which appears in tronc, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, TX
May 7, 2018